Exhibit (a)(1)(I)

FORM OF EXPIRATION NOTICE EMAIL

From: AWARE, INC.

Re:	Expiration of the Offer to Exchange Certain Outstanding Stock Options for New Options Under Aware’s 2023 Equity and Incentive Plan

The Offer to Exchange described in the Offer to Exchange Certain Outstanding Stock Options for New Options Under Aware’s Equity and Incentive Plan, dated January 19, 2024 (the “Offer Documents”), has expired, and no additional Election Forms or Notices of Withdrawal may be submitted. If you are an Eligible Holder and delivered a properly completed and signed Election Form to tender your Eligible Options before the Completion Date, and did not subsequently deliver a Notice of Withdrawal, you will receive a separate email confirming our acceptance of your tendered Eligible Option(s). Any Eligible Option(s) you did not tender for exchange will remain outstanding and subject to their original terms. If you have any questions regarding the stock options you hold, please contact David Traverse, the Company’s Principal Financial Officer.

Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer to Exchange.